Exhibit 10.3

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made as of August 27, 2012 (the “Effective Date”), by and between Akebia Therapeutics, Inc. (“Akebia”) and Aerpio Therapeutics, Inc. (“Aerpio”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Contribution Agreement (as defined below).

WHEREAS, the Company entered into that certain Administrative Services Agreement, dated as of December 22, 2011, by and between Akebia and Aerpio (the “Original Agreement”), in connection with the transactions contemplated by that certain Asset Contribution Agreement, dated as of December 22, 2011, by and between Akebia and Aerpio (as it may be amended, restated supplemented or otherwise modified from time to time, the “Contribution Agreement”);

WHEREAS, pursuant to the Original Agreement, Aerpio and Akebia obtain from and provide to each other, certain services on an interim basis as set forth in the Original Agreement; and

WHEREAS, Akebia and Aerpio wish to amend and restate the Original Agreement in its entirety, such that the Original Agreement will be of no further force or effect.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Akebia and Aerpio hereby agree as follows:

1. Definitions. As used here, each of the following capitalized terms shall have the following meanings ascribed to it:

1.1. An “Event of Default” shall occur when a party breaches any material term or condition of this Agreement and such party fails to cure such breach within ten (10) days after receiving written notice of such breach from the other party. A breach of a material term shall mean (a) a failure to perform any of the Services in the manner set forth herein or (b) a failure to pay any undisputed amount under this Agreement.

1.2. “Services” shall mean the services and arrangements described on Exhibit A attached hereto.

2. Administrative Services.

2.1. Services. Subject to, and in accordance with, the terms and conditions of this Agreement, each of the parties hereto will provide the Services, or cause the Services to be provided, to the other party at the location from which such Service is currently provided (unless agreed to in writing by the other party, which consent shall not be unreasonably withheld or delayed), for the corresponding time period and at the corresponding fee or cost that is specified on Exhibit A opposite each Service (pro rated for partial months, if applicable). Where an administrative plan is specified on Exhibit A for a particular Service, each party shall perform its respective tasks as specified in such administrative plan.

2.2. Additional Services. In the event that Aerpio determines that there are additional services that Akebia has historically provided to the AKB-9778/AKB-4924/AKB-9089 Business (the “Aerpio Business”) and/or the Contributed Assets that are not included in the Services, Aerpio may request Akebia to provide such services, and upon such request, Akebia shall provide such services, and Aerpio and Akebia shall negotiate in good faith to add such services to the Services on the terms and conditions set forth in this Agreement. In the event that Akebia determines that there are additional services that Akebia has historically provided to the AKB-6548 Business and/or the Retained Assets that are not included in the Services, Akebia may request Aerpio to provide such services, and upon such request, Aerpio shall provide such services, and Aerpio and Akebia shall negotiate in good faith to add such services to the Services on the terms and conditions set forth in this Agreement. Exhibit A shall be appropriately modified to reflect such additions. For the avoidance of doubt, in the event such additional services are requested, the cost for such services shall be consistent with the historical cost of providing such services internally.

2.3. Service Levels. The Services shall be provided in a timely, professional and workmanlike manner and in a manner consistent and with the same degree of care and skill, in all material respects, with the service provider’s practices with respect to the provision of the same or similar services prior to the date hereof, except to the extent otherwise specified on Exhibit A. Each party shall undertake to provide the Services in accordance with all applicable Laws and permits applicable at the location in which the Services are rendered.

2.4. Access. The parties acknowledge that in the course of providing certain Services, personnel of one party may need access to the facilities and/or equipment owned or leased by the other party. Each party shall provide such personnel of the other party with such access as is reasonably required to provide such Services hereunder.

2.5. IT Systems. Each of the parties hereby grants to the other party anon-exclusive, non-transferable license to use the network of voice and data equipment and all hardware, software and other equipment used by such party on their own account or under any licenses (to the extent permitted under such licenses) (the “IT Systems”). Such license is granted for the Term (as defined below) of this Agreement for the sole purpose of enabling the parties to use and obtain the benefit of the Services.

Each of the parties reserves the right to limit, eliminate, suspend or terminate access to all or any portion of such party’s IT Systems following notice to the other party to the extent such party determines, in its sole and absolute discretion, that the other party or any representative, agent, affiliate or employee of the other party is engaging in any activity or conduct on or in connection with such IT Systems that presents a threat of harm, injury or damage to such party or any of its employees, agents, representatives or customers or that is beyond the scope of the purpose for which the license described in this Section 2.5 is granted; provided, however, that prior notice shall not be required to be given if such a delay may cause irreparable damage to such party. Such party shall restore access immediately upon receipt of reasonable evidence from the other party that any such activity or conduct has been terminated. In no event shall such party be liable to the other party or any representative, agent, affiliate or employee of the other party for any action taken to limit, eliminate, suspend or terminate access to all or any portion of such IT Systems in accordance with the foregoing sentence.

2.6. Committed Employees. Akebia hereby agrees that, during the Term and for as long as the individuals set forth on Exhibit B are employees of Akebia, to the extent requested by Aerpio, Akebia shall make such employees available to Aerpio on the terms set forth on Exhibit A, for at least that number of hours equal to the number of hours of service in aggregate the employee is capable of providing to Akebia multiplied by the percentage set forth opposite such individual’s name on Exhibit B. For example, if Employee A is a forty (40) hour per week employee with Akebia, and the percentage on Exhibit B is seventy-five percent (75%), Employee A shall be available to Aerpio for at least thirty (30) hours per week.

3. Fees; Invoice and Payment.

3.1. Fees. In consideration of the rendering of Services hereunder, the parties hereto agree to pay the fees and charges associated with each Service as specified in Exhibit A (prorated for partial months, if applicable).

3.2. Invoice and Payment. On a monthly basis, each party shall submit an invoice to the other party for the corresponding fees and charges specified in Exhibit A, and, if such Exhibit A specifies that expenses are to also be charged for particular Services, any associated expenses, for the Services provided in the prior calendar month. Such invoices shall be accompanied by written documentation itemized with sufficient detail to support the invoiced amounts. The invoices shall be paid, less any amounts subject to a bona fide dispute, no later than thirty (30) days following the date the applicable invoice is received. All amounts not paid within such time period (and not subject to a bona fide dispute) shall accrue interest at the rate of one and one-half percent (1.5%) per month (or the highest interest rate allowed by law, if lower) until such amounts are paid in full. If a party brings suit or retains an attorney to collect any monies due hereunder, and such party is successful in such action, then it shall be entitled to recover, in addition to any other remedy, reimbursement for its actual and reasonable attorney fees, court costs and other related expenses incurred in connection therewith from the other party.

3.3. Miscellaneous Third-Party Charges. To the extent one party uses the other party’s account numbers or other arrangements, such party shall use diligent efforts to cease using such account numbers and other arrangements. In the event any goods or services ordered by or provided to one party are billed to the other party, such other party shall submit an invoice to such party for such amount, accompanied by written documentation itemized with sufficient detail to support the invoiced amount. Such party shall pay such invoiced amount in accordance with the payment terms specified in Section 3.2 above.

4. Cooperation and Assistance.

4.1. Financial and Accounting Information. Each party shall maintain complete and accurate records and all supporting documentation relevant to such party’s provision of the Services and the other party’s payment obligations under this Agreement. During the Term, and for seven (7) years thereafter, each party shall, upon written request by the other party, provide to the requesting party reasonable access during normal working hours and under the supervision of the party providing such access, to such financial and accounting information of such party as is reasonably required for the requesting party to respond to any audit (or similar action) conducted by a governmental entity, or to perform its tax filings and reports, end of the month, end of fiscal quarter and end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods. Prior to the provision of any such access, any outside auditor or similar person engaged by the requesting party must agree to be bound by standard confidentiality obligations, and all information disclosed to the requesting party or its auditor or similar person in connection with such requests shall be considered confidential information and treated as such.

4.2. Cooperation. The parties acknowledge and agree that the parties will act in good faith and reasonably cooperate with one another during the Term (each at its own expense, except as otherwise specified herein or on Exhibit A) to facilitate an orderly transition of the Aerpio Business and/or the Contributed Assets. To the extent that the parties share certain Services during the Term as described on Exhibit A, the parties shall act in a reasonable manner with respect to the sharing of such Services. However, subject to Sections 2.3 and 2.6, nothing herein shall obligate either to provide any Services involving a level of service that is greater than the level of service historically provided with respect to such Services.

4.3. Transition. Upon Aerpio’s request, Akebia hereby agrees to assist Aerpio in transitioning the individuals set forth on Exhibit C, as well as such other employees of Akebia as Aerpio may request, to become employees of Aerpio. Without limiting the generality of the foregoing, to the extent permitted under applicable law, Akebia hereby agrees to provide that any option or other equity grant issued by Akebia to any individual set forth on Exhibit C, or other employee of Akebia who will become an employee of Aerpio, will continue to vest based on services provided by each such individual to Aerpio and/or Akebia (including, without limitation, in connection with any services provided by Aerpio to Akebia pursuant to the services agreement described in the next sentence of this Section 4.3), unless and until both of Akebia’s and Aerpio’s respective Board of Directors (or Compensation Committee, if applicable) decides to terminate, accelerate or otherwise change vesting. During the Term, if requested by Aerpio or Akebia, each of the parties hereby agrees to enter into a services agreement with the other party providing for the provision of certain services by Aerpio to Akebia, with the terms and conditions of such agreement to be determined by mutual agreement of Aerpio and Akebia.

4.4. New Hires. The parties shall cooperate to ensure that new employees that are reasonably expected to spend fifty percent (50%) or more of their time providing services to Aerpio will be hired as Aerpio employees.

5. Term; Termination of Services or Agreement.

5.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated by mutual written agreement of the parties or as otherwise provided in accordance with the terms of this Section 5, shall continue until such time as Aerpio has not requested any Services of Akebia for more than ninety (90) days (the “Term”), provided that the Term shall not extend for more than ninety (90) days after all or substantially all the business of either party is acquired by a third party (by sale, merger, securities acquisition or other means). The Term may be extended by the parties in writing either in whole or with respect to one or more of the Services; provided, however, that in the latter case, such extension will apply only to the Services for which the Agreement was extended. The parties will be deemed to have extended this Agreement with respect to a specific Service if additional Services are added to Exhibit A pursuant to Section 2.2 that are contemplated to be provided beyond the Term. Each Service specified herein may be terminated earlier (on a Service by Service basis) by mutual agreement of the parties in accordance with the provisions of this Section 5. Upon any termination of a Service described herein, the party receiving the Service shall no longer be obligated to pay the party providing the Service the fees attributable to a canceled Service following the effective termination date of such Service(s); provided that the party receiving the Service fully pays any and all fees, charges or other similar payment due and accrued in connection with Service(s) provided up to and including the effective termination date. If an element of a Service is terminated pursuant to this Section 5.1, the parties shall negotiate in good faith to determine a reduction in the fees reflecting such terminated element.

5.2. Termination for Breach. Each party shall have the right to terminate this Agreement, in part (by terminating one or more Services), or in its entirety, upon an Event of Default by the other party.

5.3. Survival. The provisions of Sections 2.3, 3, 4, 5, 6, 7, 8, 9 and 11 shall survive any termination or the expiration of this Agreement.

6. Intellectual Property . This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Contribution Agreement or the Ancillary Agreements. Subject to the foregoing sentence, all works of authorship, designs, inventions, improvements, technology, developments, discoveries and trade secrets conceived, made, or discovered by Akebia during the period when the Services are provided, whether solely or in collaboration with others, that relate in any manner to the Aerpio Business, the Contributed Assets or the business of Aerpio (collectively, “Inventions” and each individually, an “Invention”) will be the sole property of Aerpio. In addition, Inventions that constitute copyrightable subject matter will be considered “works for hire” as that term is defined in the United States Copyright Act. To the extent that ownership of the Inventions does not by operation of law or by operation of agreement automatically vest in Aerpio, Akebia will assign (or cause to be assigned) and does hereby assign fully to Aerpio, all right, title and interest in and to the Inventions, including any and all related intellectual property rights residing therein. If in the course of performing the Services, Akebia incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Akebia or in which Akebia has an interest, Akebia will grant and does now grant to Aerpio a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, create derivative works thereof, distribute, use, import; and otherwise exploit the material as part of or in connection with the Invention. If Akebia’s unavailability or any other factor prevents Aerpio from pursuing or applying for any United States or foreign registrations or applications covering the Inventions and any related intellectual property rights residing therein assigned to Aerpio, then Akebia irrevocably designates and appoints Aerpio, as Akebia’s agent and attorney in fact. Accordingly, Aerpio may act for and in Akebia’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Akebia. The parties hereby agree that the IP Assignment Agreement dated December 2011 shall not apply to “improvements” on the Patents (as defined in such agreement), rather this Agreement shall apply to any new inventions and patent rights arising therefrom; thus, the parties hereby amend the IP Assignment Agreement to delete “and improvements thereon,” from Section 1, clause (ii) of such agreement.

7. Relationship between the Parties. The relationship between the parties established under this Agreement is that of independent contractors and neither party is, or should be considered to be, an employee, agent, partner, or joint venture of the other. Except as set forth in any other agreement entered into on the date hereof in connection with the Contribution Agreement, each party shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits with respect to its personnel who perform Services under this Agreement.

8. Limitation of Liability, Waivers, Indemnification.

8.1. Akebia hereby irrevocably waives and agrees not to assert, by way of motion, defense or otherwise, any non-competition and non-solicitation claims against any individual set forth on Exhibit A as of the date hereof that later becomes an employee of Aerpio; provided, however, that such waiver does not compromise any rights Akebia may have against such individual with respect to confidentiality and assignment of intellectual property rights.

8.2. Akebia hereby acknowledges that certain Akebia employees have direct agreements with Aerpio, and Akebia hereby waives any conflict that may be created by such direct agreements with any obligation such employee may have to Akebia (including, without limitation, from any agreement between such employee and Akebia, including, for example, any agreement concerning any confidentiality, non-compete, non-solicit or assignment obligations), so that this Agreement and those direct agreements take priority over any such obligations.

8.3. EXCEPT WITH RESPECT TO AMOUNTS PAYABLE ARISING OUT OF CLAIMS RELATING TO BREACH OF CONFIDENTIALITY OR BASED UPON WILLFUL, MALICIOUS, ILLEGAL OR GROSSLY NEGLIGENT CONDUCT OF THE LIABLE PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF USE, REVENUES, PROFITS OR SAVINGS, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9. Proprietary Information. Each party will maintain as confidential all non-public information relating to the other party, its affiliates or any third party that is obtained by a party in connection with the performance of the Services. Said information will only be used for a permitted purpose hereunder. Each party will use reasonable efforts to safeguard the confidentiality of such proprietary information furnished by the disclosing party. The following shall not be considered proprietary information: (a) information that is now in the public domain or subsequently enters the public domain through no fault of the receiving party, (b) information that is presently known or becomes known to the receiving party from its own independent sources, (c) information that the receiving party receives from any third party not under any obligation to keep such information confidential, and (d) information that is required to be disclosed by law.

10. Project Managers: Escalation. Akebia and Aerpio will each assign one person to act as that party’s project manager for the activities under this Agreement. Such project managers shall (i) represent and act for their respective party for matters hereunder, (ii) receive and provide all communications between the parties relating to operational matters arising hereunder, and (iii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder shall be referred to the project managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter shall be referred to senior management representatives, with appropriate decision making authority, from each party for prompt resolution of the matter.

11. Miscellaneous.

11.1. Disputes. In the case of any disputes under this Agreement, the parties shall first attempt in good faith to resolve their dispute informally using the procedures described in Section 10. In the event the parties are unable to resolve such dispute using such procedures, any party may avail itself of any remedies available to it, whether at law or in equity, including recourse to any appropriate state or federal court in the state.

11.2. Further Assurances. Each party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

11.3. Headings. Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.4. Expenses. Except as otherwise provided herein, each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

11.5. Assignment. Neither party shall, without the prior written consent of the other party, assign or otherwise transfer, by operation of law or otherwise, this Agreement or the rights and obligations hereunder, and any attempt to assign or otherwise transfer this Agreement or the rights or obligations hereunder other than in accordance with the provisions of this section shall be void and of no effect, provided that, without such consent, (i) either party may assign this Agreement to an affiliate of such party, and (ii) either party may sell all or substantially all the business of such party (by sale, merger, securities acquisition or other means) to a third party and may elect to retain this Agreement or assign this Agreement to the acquirer of such business. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

11.6. Notices. All notices, demands or consents required or permitted under this Agreement shall be given in the manner specified in Section 6.1 of the Contribution Agreement.

11.7. Entire Agreement. This Agreement (including any exhibits) and the Contribution Agreement constitute the entire agreement and understanding between the parties, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding the subject matter hereof. This Agreement will be understood and interpreted in connection with the Contribution Agreement, and nothing in this Agreement will be deemed to modify, extend or limit the obligations and requirements under the Contribution Agreement.

11.8. Amendment; Waiver. No term or provision of this Agreement may be amended or supplemented except by a writing signed by each of Akebia and Aerpio clearly stating the parties’ intention to amend or supplement this Agreement. No term or provision of this Agreement may be waived other than by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach. At either party’s request, the other party will consider in good faith and act upon those reasonable requests made by such first party to amend the terms of this Agreement, or any other agreements between the parties or involving the transfer of assets between the parties, to facilitate a licensing transaction, collaboration or sale of all or substantially all of the business of such first party (by sale, merger, securities acquisition or other means) with a third party.

11.9. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

11.10. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that the delivery of this Agreement may be effected by means of an exchange by facsimile, PDF or other electronic methods.

11.11. Force Majeure. Except with respect to payment obligations, no party hereto will be deemed in default if its performance or obligations hereunder are delayed or become impractical by reason of any act of God, war, fire, earthquake, labor dispute, civil commotion, epidemic, act of government or governmental agency or officers, or any other cause beyond such party’s control; provided that the delayed party promptly notifies the other party of such force majeure event and uses all commercially reasonable efforts to resume performance as soon as possible.

11.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

11.13. Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

11.14. Remedies Non-exclusive. Except as otherwise set forth herein, any remedy provided for in this Agreement is deemed cumulative with, and not exclusive of, any other remedy provided for in this Agreement or otherwise available at law or in equity. The exercise by a party of any remedy shall not preclude the exercise by such party of any other remedy.

11.15. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.16. Effect on Original Agreement. The undersigned hereby acknowledge and agree that (i) the Original Agreement is hereby amended in its entirety and restated as provided herein; and (ii) all provisions of the Original Agreement, and all rights granted and covenants made in the Original Agreement, are, in each case, hereby waived, released and superseded in their entirety and shall have no further force or effect.

Exhibit 10.3

IN WITNESS WHEREOF, this Amended and Restated Administrative Services Agreement has been duly executed and delivered by a duly authorized representative of each of the parties as of the date first set forth above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ Ian Howes

Name:	Ian A.W. Howes

Title:	Chief Financial Officer

AERPIO THERAPEUTICS, INC.

By:	/s/ Joseph Gardner

Name:	Joseph Gardner, Ph.D.

Title:	President and CEO

SIGNATURE PAGE OF ADMINISTRATIVE SERVICES AGREEMENT

Exhibit 10.3

EXHIBIT A

1.	Services to be provided by Akebia to Aerpio

Consulting Services. Pursuant to the terms of the Services Agreement between Akebia and Aerpio, Akebia shall make its employees available to Aerpio on a consulting basis during the Term to perform services requested by Aerpio related to the Aerpio Business, and shall direct such employees to perform the requested services and to cooperate with Aerpio with the objective of providing such services. For avoidance of doubt, none of the employees of Akebia who are performing consulting services for Aerpio shall be deemed employees of Aerpio unless otherwise agreed to in writing and approved by Aerpio’s board of directors. Aerpio shall pay to Akebia an hourly rate for each employee as follows:

Joseph Gardner	$193.00	Mitch Antoon	$71.00
Ian Howes	$160.00	Charlotte Hartman	$98.00
Patti Thomas	$55.00	Brian Walker	$83.00
Heather Beher	$32.00	Kevin Peters	$185.00
Sally Graves	$48.00	James Copp	$111.00
Cindy Flinn	$107.00	Isaiah Shalwitz	$61.00
John Janusz	$109.00	Akshay Buch	$97.00
Laura Gambino	$75.00	Barbara Withers	$91.00
Bob Shalwitz	$183.00	Anna Kotsakis	$71.00
Brandi Soldo	$106.00	Michelle Wos	$65.00
Bill Daly	$193.00

2.	Services to be provided by Aerpio to Akebia

2.1. Access to and use of the premises at 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242.

2.2. Access to and use of the premises at 3126 Broad Street, Suite E, Dexter, MI 48130.

2.3. Internet access, T1 lines and data jacks.

2.4. Use of computers, monitors, printers, fax machines and copiers.

2.5. Use of other office equipment and furniture.

In consideration of services provided by Aerpio to Akebia, Akebia shall pay a monthly fee of $1,000 plus (i) the number of hours worked by the employees listed in Section 1 of Exhibit A multiplied by (ii) $11.30.

A-1

Exhibit 10.3

EXHIBIT B

	Percentage		Percentage
Joseph Gardner	50%	Mitch Antoon	50%
Ian Howes	50%	Charlotte Hartman	50%
Patti Thomas	50%	Brian Walker	50%
Heather Behler	50%	Kevin Peters	75%
Sally Graves	50%	James Copp	50%
Cindy Flinn	50%	Isaiah Shalwitz	50%
John Janusz	75%	Akshay Buch	50%
Laura Gambino	75%	Barbara Withers	75%
Bob Shalwitz	25%	Anna Kotsakis	75%
Brandi Soldo	50%	Michelle Was	50%
Bill Daly	50%

B-1

Exhibit 10.3

EXHIBIT C

Kevin Peters

John Janusz

Barbara Withers

Laura Gambino

Anna Kotsakis

C-1